FOR RELEASE                                    CONTACT: Chris Morris
March 6, 2007                                           Executive Vice President
3:05 p.m. Central Time                                  Chief Financial Officer
                                                        (972) 258-4525

                     CEC ENTERTAINMENT, INC. REPORTS STRONG
                  PRELIMINARY FOURTH QUARTER AND 2006 EARNINGS
                       AND PRELIMINARY RESTATEMENT IMPACT

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced preliminary results for the fourth quarter and fiscal year ended December 31, 2006. These and all other amounts in this press release have been presented on a basis consistent with the previously announced restatement described below. These preliminary results are subject to adjustment for matters relating to the continued review of the Company's consolidated financial statements.

Revenues for the fourth quarter of 2006 increased to $176.3 million from $164.1 million in the fourth quarter of 2005 primarily due to an increase in comparable store sales of 3.8% and new store development. Net income in the fourth quarter of 2006 increased to $12.1 million from $10.7 million in the same period of 2005. Diluted earnings per share in the fourth quarter of 2006 increased 19% to $0.37 per share from $0.31 per share in the fourth quarter of 2005.

Revenues for 2006 increased to $774.2 million from $726.2 million in 2005 primarily due to an increase in comparable store sales of 2.7% and new store development. Net income in 2006 was $68.5 million compared to $69.8 million in 2005. Diluted earnings per share in 2006 increased to $2.05 per share from $1.93 per share in 2005.

Richard M. Frank, Chairman and Chief Executive Officer, stated that, "We are pleased with the solid comparable store sales performance of our restaurants. We believe the operating results reflect the success of our strategic changes that allow us to tighten our operational focus on increasing sales in our existing restaurants while achieving a higher return on capital invested, lowering sales cannibalization of existing restaurants and increasing free cash flow. Our sales momentum has continued into the first quarter with year-to-date comparable store sales growth of 2.9% and we are optimistic about the continued long-term success of maintaining a narrow and targeted focus on delivering an excellent experience for our guests and solid performance for our shareholders."

Based on current estimates, the Company expects diluted earnings per share to range from $2.30 to $2.35 per share for the 2007 fiscal year and $0.97 to $1.01 per share for the first quarter of 2007. Estimates for fiscal year 2007 assume an increase in comparable store sales of 2.5% to 3.0%, 10 new restaurant openings and capital expenditures of approximately $90 to $92 million.

Preliminary Impact of Restatement of Historical Financial Statements:

On July 25, 2006, the Company announced its Audit Committee, with the assistance of independent legal counsel and external forensic accountants, was conducting an independent review of the Company's stock option granting practices. On October 31, 2006, the Company reported the Audit Committee's findings of this review. The Audit Committee did not find any evidence of fraud or intentional misconduct in the Company's stock option granting practices, but did find that certain administrative errors, record-keeping deficiencies and other defects in the stock option granting process resulted in accounting errors. Subsequently, the Company and its Audit Committee concluded that the Company's consolidated financial statements for each of the fiscal years during the three year period ended January 1, 2006, as well as for certain prior periods not included in these consolidated financial statements, should be restated to record additional stock-based compensation and related tax effects resulting from stock options granted during fiscal years 1989 through 2005 that were incorrectly accounted for under generally accepted accounting principles. The decision was based on the determination that the revised measurement dates for determining the accounting treatment of certain stock option grants differed from the measurement dates originally used by the Company in preparing its consolidated financial statements.

Based on the Company's evaluation of the Audit Committee's findings, the Company is providing the following preliminary estimates for adjustments to its historical financial statements and the financial performance data based on these adjustments in order to provide comparative prior year information relative to 2006 preliminary results. The preliminary estimates of restatement adjustments are subject to the continued review and audit by the Company's registered independent public accounting firm and its Audit Committee.

Historical Granting Practices

Historically, the Company has typically granted stock options to employees utilizing a process in which the Board of Directors or a special committee of the Board of Directors would approve stock option grants through unanimous written consents ("UWC"). Under APB 25, the measurement date is the first date on which both are known with finality (1) the number of shares an individual employee is entitled to receive and (2) the option or purchase price, if any. Further under APB 25, compensation cost is measured based on the difference between the exercise price and the market price on the measurement date. Previously, the Company relied on the date of the UWCs ("as of" date) as the accounting measurement date. As a result, the Company did not produce or retain adequate documentation of other events in the stock granting practice. Based on the Company's review of the granting process, the Company has determined that the definition of measurement date was not met on the "as of" date. Instead, the Company believes that upon obtaining the last signature on the UWC the granting process is complete and a measurement date is achieved.

Determination of Measurement Date

Consistent with the direction provided to the public by the Office of the Chief Accountant of the U.S Securities and Exchange Commission in a letter dated September 19, 2006, (the "OCA September Letter"), when the documentation of stock option granting activities was incomplete or could not be located, the Company reviewed all available relevant information, including historical approval patterns where evidence was available, and formed what the Company believes is a reasonable conclusion as to the most likely option granting actions that occurred and the dates which such actions occurred in determining the appropriate accounting. Based on the Company's interpretation of relevant accounting literature, as well as the guidance provided in the OCA September Letter, the appropriate accounting measurement date for a stock option grant is the date in which all required corporate granting actions have been completed and the persons empowered to make grants have determined, with finality, the terms and recipients of the stock option grant.

For the few instances when approval was made in a meeting, the Company considered the date of the meeting to be the accounting measurement date if minutes of the meeting were recorded and provided sufficient specificity to determine the option price and the number of options to be allocated to individuals. For the instances when approval was made through unanimous written consent, the Company considered the measurement date to be the date when the last required signature was received by the Company from the Compensation Committee or Board of Directors on the UWC. However, in some instances, the Company was unable to locate definitive and complete documentation evidencing the date on which the last required approval of a UWC was received by the

Company. For these instances, the Company formed a conclusion as to the most likely date that approval was received based on the timing of letters notifying employees of the stock option award (if available) and the approval pattern of past stock option grants approved through a UWC with evidence of the date on which the last required approval was received by the Company. More specifically, for these instances, the Company estimated the accounting measurement date to be the earlier of the date of the letter notifying the employee of the stock option award (if available) or the average number of days lapsing from the stated "as of" date of a UWC to the date on which the last required approval of a UWC was received by the Company for other stock option grants. For annual stock option grants (in which the largest number of stock options were granted to employees) and mid-year grants the average number of days lapsing from the "as of" date of the UWC to the date on which the last required approval of a UWC was received by the Company averaged 29 and 48 business days, respectively.

The accounting measurement dates of stock option awards to non-employee members of the Company's Board of Directors were determined in accordance with the Company's Non-Employee Directors Stock Option Plan to be the date of initial election or appointment to the Board of Directors and the fifth business day in January for annual grants in each year thereafter.

After comparing the revised measurement dates to the measurement dates previously used by the Company in preparing its consolidated financial statements, the Company determined that certain stock options were granted at an exercise price below the fair market value of the Company's common stock on the revised measurement date. As a result of this determination, the Company will record additional stock-based compensation pre-tax charges of $18.1 million for the fiscal years 1989 through 2005.

Tax Items

Certain tax issues have also arisen from the Company's determination that it had previously issued in the money stock options. Section 162(m) of the Internal Revenue Code ("Section 162(m)") prohibits tax deductions for non-performance based compensation paid to the chief executive officer and the four highest compensated officers in excess of $1 million in a taxable year. Compensation attributable to stock options issued under the Company's employee stock option plan meets the requirements for treatment as qualified performance-based compensation and is an exception from the deduction limit of Section 162(m) provided the exercise price is greater than or equal to the fair market value of the common stock of the Company on the date of grant. As a result of determining that certain stock options were granted at an exercise price below the fair market value of the common stock of the Company on the revised measurement date, the Company concluded that certain tax deductions related to stock options exercised by employees are not allowed under Section 162(m). Accordingly, the Company will reduce the additions to additional paid-in capital by $0.2 million, $3.0 million and $1.7 million from amounts previously reported in fiscal years 2005, 2004 and 2003, respectively, with corresponding increases in each fiscal year to income taxes payable.

Other Items

The restatement of prior year financial statements will include an adjustment to capital expenditures accrued at the end of fiscal year 2005 based on an estimate made by the Company at that time. As a result, the Company will increase property, plant and equipment by $5.7 million and construction accounts payable by $5.8 million at the end of fiscal year 2005. The Company will also increase depreciation expense by $97,000 for the fiscal year ended 2005. The Company had previously disclosed non-cash investing and financing transactions in the statement of cash flows totaling $251,000 related to the change in accrued construction accounts payable in fiscal 2005. In the restatement, the Company will amend this disclosure to reflect non-cash investing and financing transactions totaling $8.3 million related to the balance of accrued construction accounts payable at the end of fiscal 2005.

The Company had previously recorded an income tax receivable of $4.2 million at the end of fiscal year 2005. As a result of the increases in income taxes payable, the Company will reduce accounts receivable in fiscal year 2005 by $4.2 million and increase income tax payable by $0.2 million.

The restatement of prior year financial statements will also include the adjustments for other errors not recorded when the Company prepared its consolidated financial statements. These errors were not previously recorded because the Company believed the amounts of these errors, both individually and in the aggregate, were not material to the Company's consolidated financial statements. Based on the Company's analysis, the Company determined that its estimated insurance reserves at the end of fiscal year 2005 were overstated by $3.6 million. As a result, the Company will record a reduction of insurance expense of $3.6 million in fiscal year 2005 and increase insurance expense included in its previously announced preliminary results for the second quarter of 2006 by the same amount. The Company will also recognize additional pre-tax net charges of $297,000 in fiscal year 2005, pre-tax net charges of $188,000 in fiscal year 2004 and pre-tax net credits of $300,000 in fiscal year 2003 due to other errors related to unaccrued expenses and pricing errors. Related to the pricing errors, the Company will also increase property and equipment by $43,000 in fiscal year 2005 and decrease property and equipment by the same amount in fiscal year 2004. Additionally, the Company will reclassify $200,000 incurred for state franchise taxes to selling, general and administrative expenses from income taxes in fiscal year 2005 and reduce state income tax expense by approximately $50,000 in 2005 and $418,000 in 2004 due to a correction of its estimated reserve for state income taxes due. The following table reconciles previously reported net income to preliminary restated net income (thousands, except per share data):

                                                                                  Preliminary
                                                                           Net Income for Fiscal Year
                                                                        2005          2004           2003
                                                                       -----          ----           ----
Net income, as previously reported............................       $ 72,877       $ 82,532       $ 67,381
Increase (decrease) to net income and retained earnings
   Stock-based compensation expense...........................           (328)          (710)        (1,201)
   Other corrections..........................................          3,033           (188)           300
   Income tax (expense) benefit...............................           (732)           658            226
                                                                     --------       --------       --------
Total.........................................................          1,973           (240)          (675)
                                                                     --------       --------       --------
Net income, as restated.......................................       $ 74,850       $ 82,292       $ 66,706
                                                                     ========       ========       ========
Diluted earnings per share, as restated.......................       $   2.07       $   2.14       $   1.65
                                                                     ========       ========       ========

Had compensation cost for the Company's stock option plans been determined based on the fair value method at the grant date for awards under those plans consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", the Company's pro forma net income and earnings per share would have been as follows (thousands, except per share data):

                                                                                  Preliminary
                                                                       Proforma Net Income for Fiscal Year
                                                                        2005          2004           2003
                                                                       -----          ----           ----
Net income, as restated.......................................       $ 74,850       $ 82,292       $ 66,706
Increase in stock-based compensation expense based on
   fair value based compensation expense, net of taxes........         (5,030)        (5,278)        (6,122)
                                                                     --------       --------       --------
Pro forma net income, as restated.............................       $ 69,820       $ 77,014       $ 60,584
                                                                     ========       ========       ========
Diluted earnings per share....................................       $   1.93       $   2.00       $   1.50
                                                                     ========       ========       ========

The Company's management will discuss the expected restatement results and the preliminary results for the fourth quarter and fiscal year 2006 on a conference call and simultaneous webcast on March 6, 2007 at 3:30 p.m. Central Time. The webcast can be accessed through the Company's website at www.chuckecheese.com.

Other disclosures related to the restatement and the Company's financial results will be addressed in the Company's amended Annual Report on Form 10-K/A for the fiscal year ended January 1, 2006, amended Quarterly Report on Form 10-Q/A for the quarterly period ended April 2, 2006, Quarterly Reports on Form 10-Q for the quarterly periods ended July 2, 2006 and October 1, 2006 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which the Company plans to file as soon as possible.

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies; national, regional and local economic conditions affecting the restaurant/entertainment industry; competition within each of the restaurant and entertainment industries; success of its franchise operations; negative publicity; health epidemics or pandemics; acts of God; terrorists acts; litigation; demographic trends; fluctuations in quarterly results of operations, including seasonality; government regulations; weather; school holidays; increased commodity, utility, insurance, advertising and labor costs; and the potential impact of the restatement of historical financial statements.

CEC Entertainment, Inc. operates a system of 529 Chuck E. Cheese's restaurants in 48 states, of which 484 are owned and operated by the Company.

                                      # # #


                                           CEC ENTERTAINMENT, INC.
                          PRELIMINARY CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                     (Thousands, except per share data)


                                                        Quarter Ended                 Year to Date Ended
                                                   12/31/06        01/01/06        12/31/06        01/01/06
                                                   --------        --------        --------        --------
                                                                   Restated                        Restated
Revenues:
   Food and beverage                              $ 111,493       $ 105,977       $ 490,464       $ 468,760
   Games and merchandise                             64,222          57,400         280,770         254,422
   Franchise fees and royalties                         595             656           2,896           2,905
   Interest income                                        1              54              24              76
                                                  ---------       ---------       ---------       ---------
                                                    176,311         164,087         774,154         726,163
                                                  ---------       ---------       ---------       ---------
Costs and expenses:
   Cost of sales:
      Food, beverage and related supplies            19,732          19,991          89,648          86,867
      Games and merchandise                           7,137           7,091          33,250          29,997
      Labor                                          49,216          49,311         211,782         201,646
   Selling, general and
      administrative expenses                        25,130          23,901         106,611          97,857
   Depreciation and amortization                     17,020          15,756          65,392          61,310
   Interest expense                                   2,619           1,588           9,160           4,367
   Other operating expenses                          35,690          29,585         146,562         131,097
                                                  ---------       ---------       ---------       ---------
                                                    156,544         147,223         662,405         613,141
                                                  ---------       ---------       ---------       ---------

Income before income taxes                           19,767          16,864         111,749         113,022

Income taxes                                          7,658           6,177          43,264          43,202
                                                  ---------       ---------       ---------       ---------
Net income                                        $  12,109       $  10,687       $  68,485       $  69,820
                                                  =========       =========       =========       =========

Earnings per share:
      Basic                                       $     .38       $     .31       $    2.10       $    1.99
      Diluted                                     $     .37       $     .31       $    2.05       $    1.93

Weighted average shares outstanding:
      Basic                                          32,009          33,935          32,587          35,091
      Diluted                                        33,032          34,825          33,465          36,188

Note:  2005  earnings  have been  adjusted for equity based  compensation  expense  related to the Company's implementation of FAS 123R in the first quarter of 2006. These preliminary results are subject to adjustment for matters relating to the continued review of the Company's consolidated financial statements.



                                   CEC ENTERTAINMENT, INC.
                             SUPPLEMENTAL FINANCIAL INFORMATION

                                                Quarter Ended          Year to Date Ended
                                            12/31/06     01/01/06     12/31/06     01/01/06
                                            --------     --------     --------     --------

Number of Company-owned stores:
   Beginning of period                         477          462          475          449
   New                                           8           13           14           25
   Company purchased franchise stores                         1                         2
   Closed                                       (1)          (1)          (5)          (1)
                                              -----        -----        -----        -----
   End of period                               484          475          484          475


Number of franchise stores:
   Beginning of period                          45           44           44           46
   New                                                        1            1            1
   Company purchased franchise stores                        (1)                       (2)
   Closed                                                                              (1)
                                              -----        -----        -----        -----
   End of period                                45           44           45           44
